UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 4, 2011

Date of Report (Date of earliest event reported)

BLACKBOARD INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50784	52-2081178
(State of incorporation)	(Commission File Number No.)	(IRS Employer Identification No.)

650 Massachusetts Ave, NW

Washington, D.C. 20001

(Address of principal executive offices)

(202) 463-4860

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTORY NOTE

On October 4, 2011, Blackboard Inc., a Delaware corporation (“Blackboard” or the “Company”), completed its previously announced merger (the “Merger”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 30, 2011, by and among the Company, Bulldog Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), and Bulldog Holdings, Inc. (f/k/a Bulldog Holdings, LLC), a Delaware corporation (“Parent”) and a wholly owned subsidiary of Bulldog Super Holdco, Inc. (“Super Holdco”). Pursuant to the Merger Agreement, Acquisition Sub merged with and into Blackboard, with Blackboard surviving the Merger as a wholly-owned subsidiary of Parent. Super Holdco is majority owned by private investment funds managed by Providence Equity Partners, L.L.C. (“Providence”).

Item 8.01 Other Events.

In connection with the Merger, on October 4, 2011, most of the outstanding equity interests of Edline Holdings, Inc. and its subsidiaries (“Edline”), a privately held corporation, were contributed to Super Holdco by affiliates of Providence and certain Edline stockholders, and the remaining equity interests of Edline were sold to Super Holdco for cash by the other Edline stockholders. Super Holdco then indirectly contributed all of the outstanding equity interests of Edline to Blackboard. Pursuant to this contribution, Edline became a wholly-owned subsidiary of Blackboard. Edline provides learning community management solutions, mass notification services and related products for the K-12 education market, facilitating online communication and collaboration between teachers, students and parents within the K-12 learning community.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBOARD INC. (Registrant)

Dated: October 11, 2011	By:	/s/ John E. Kinzer
	Name: Title:	John E. Kinzer Chief Financial Officer